EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS CLOSING OF SALE OF ITS REGIONAL PROPERTY AND CASUALTY OPERATIONS AND FOURTH QUARTER AND YEAR
END RESULTS

ATLANTA, Georgia, March 31, 2008 - Atlantic American Corporation (Nasdaq- AAME) reported that today it closed the sale of its regional property and casualty operations (including Association Casualty Insurance Company, Association Risk Management General Agency, Inc. and Georgia Casualty & Surety Company) to Columbia Mutual Insurance Company of Columbia, Missouri. The sale was originally announced on December 27, 2007 and Benfield Advisory, Inc. served as financial advisor to Atlantic American Corporation.

At the same time, the Company also announced net income for the year ended December 31, 2007 of $7.3 million, or $0.25 per diluted share, as compared to $8.9 million, or $0.33 per diluted share, for the year ended December 31, 2006. The loss from discontinued operations was $4.3 million, or $0.20 per diluted share, for the year ended December 31, 2007 compared to income from discontinued operations of $1.8 million, or $0.06 per diluted share, for the year ended December 31, 2006. Total revenue for 2007 was $123.0 million, a 1.9% decline from 2006 total revenue of $125.4 million. Premiums during 2007 decreased $11.8 million, or 10.7%, to $97.8 million from 2006 premiums of $109.6 million. Premium decreases were primarily attributable to the significant price and product competition in all lines of business. Realized investment gains for 2007 were $12.6 million as compared to $3.1 million for 2006 with the increase resulting primarily from the sale of a common stock holding in Wachovia Corporation. During the fourth quarter ended December 31, 2007, the Company reported net income of $4.2 million, or $0.15 per diluted share, compared to $3.0 million, or $0.11 per diluted share, during the same period in 2006. For the fourth quarter ended December 31, 2007, total revenue increased 23.2% to $38.4 million from $31.2 million for the fourth quarter of 2006. Premiums for the fourth quarter of 2007 decreased 10.9% to $23.7 million compared to $26.6 million for the fourth quarter of 2006. The increase in fourth quarter 2007 total revenue was the result of the sale of the common stock holding in Wachovia Corporation which increased realized investment gains. Excluding consideration of realized investment gains (losses), pre-tax operating earnings from continuing operations for the year ended December 31, 2007 were $6.5 million, which is comparable to that for the year ended December 31, 2006. Pre-tax operating earnings from continuing operations for the quarter ended December 31, 2007 were $2.9 million, a 78.6% increase over the $1.6 million in the comparable quarter of 2006.

Commenting, Hilton H. Howell, Jr., president and chief executive officer, stated, “While we will deeply miss the daily interaction we had with those individuals who contributed so much to our regional property and casualty operations, we believe that the future of those companies is in good hands with the Columbia Insurance Group. As the United States economy grows more uncertain, we are entering a period in which we have now narrowed our business focus in the specialty markets to those products and markets in which we believe we can concentrate and excel. ”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2007

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2007	2006	2007	2006
Insurance premiums	$ 23,734	$ 26,649	$ 97,824	$ 109,580
Investment income	2,926	3,061	11,722	11,926
Realized investment gains, net	11,556	1,304	12,627	3,084
Other income	200	170	799	768
Total revenue	38,416	31,184	122,972	125,358
Insurance benefits and losses incurred	13,478	16,242	58,701	65,460
Commissions and underwriting expenses	7,441	8,077	32,663	36,404
Interest expense	1,045	1,212	4,160	4,605
Other	1,982	2,717	8,350	9,265
Total benefits and expenses	23,946	28,248	103,874	115,734
Income from continuing operations before taxes	14,470	2,936	19,098	9,624
Income tax expense	5,696	244	7,513	2,458
Income from continuing operations	8,774	2,692	11,585	7,166
Income (loss) from discontinued operations, net of tax	(4,613)	272	(4,333)	1,770
Net income	$ 4,161	$ 2,964	$ 7,252	$ 8,936
Basic income (loss) per common share:
Income from continuing operations	$ 0.38	$ 0.11	$ 0.46	$ 0.27
Income (loss) from discontinued operations	(0.21)	0.01	(0.20)	0.09
Net income	$ 0.17	$ 0.12	$ 0.26	$ 0.36
Diluted income (loss) per common share:
Income from continuing operations	$ 0.32	$ 0.10	$ 0.45	$ 0.27
Income (loss) from discontinued operations	(0.17)	0.01	(0.20)	0.06
Net income	$ 0.15	$ 0.11	$ 0.25	$ 0.33

Selected Balance Sheet Data	December 31, 2007	December 31, 2006
Total investments	$ 178,059	$ 193,197
Assets of discontinued operations	196,154	194,248
Total assets	458,254	459,152
Insurance reserves and policy funds	128,078	134,316
Debt	53,988	53,988
Total shareholders' equity	87,794	94,188
Book value per common share	3.09	3.44